UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2005

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Enterprise Drive Shelton, Connecticut	06484
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 929-8810

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

Item 3.02    Unregistered Sales of Equity Securities

On October 29, 2005, TranSwitch Corporation (the “Company” or “TranSwitch”) entered into an Exchange Agreement (the “Agreement”) with Langley Partners, LP (the “Holder”), providing for the exchange of approximately $25.7 million in aggregate principal amount of the Company’s 5.45% Plus Cash NotesSM due 2007 (the “Plus Cash Notes”) held by the Holder and accrued interest in exchange for an aggregate of 4,186,534 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) plus approximately $19.2 million. The shares are exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration was paid or given directly or indirectly for these transactions. The Agreement provides that the Company shall not engage in any public or private exchange offers involving any of its outstanding Plus Cash Notes, without the prior consent of the Holder, from the date of the Agreement through November 25, 2005. Similarly, the Holder shall not acquire, whether by open-market or privately negotiated purchases or otherwise, any additional Plus Cash Notes from the date of the Agreement through December 9, 2005.

As of September 30, 2005, the Company had approximately $93.8 million of cash and investments and the principal amount of the Company’s outstanding Plus Cash Notes was $80.5 million. After this transaction, the principal amount of outstanding Plus Cash Notes is $54.8 million.

In order to reduce future interest payments as well as future amounts due at maturity or redemption, the Company may, from time to time, after November 25, 2005 as provided in the Agreement, enter into similar exchange transactions, or otherwise seek to acquire the Plus Cash Notes, for cash, shares of Common Stock, a combination of cash and Common Stock or other consideration, in open market purchases and/or privately negotiated transactions. The Company will evaluate any such transactions in light of the then existing market conditions. The amounts involved in any such transactions, individually or in the aggregate, may be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

October 31, 2005

By:   /s/  Peter J. Tallian

        Name: Peter J. Tallian

        Title:   Senior Vice President, Chief

                    Financial Officer and Treasurer